Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
MAGELLAN PETROLEUM CORPORATION

Magellan Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Restated Certificate of Incorporation (this “Amendment”) to combine each eight (8) shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), either issued and outstanding or held by the Corporation as treasury stock, into one (1) share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Corporation’s Restated Certificate of Incorporation, as previously amended (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.
SECOND: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.
THIRD: Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Amendment with the Secretary of State of the State of Delaware (with such time on such date being the “Effective Time”), the Certificate of Incorporation shall be amended by amending the Article thereof numbered “FOURTH” to insert the following at the end thereof:
“(d)    Effective at 5:00 p.m. (Delaware time) on the date of the filing of the Certificate of Amendment of Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware to insert the following provisions to the Restated Certificate of Incorporation (the “Effective Time”), each eight (8) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, in lieu of receiving any such fractional share, the holder (other than with respect to shares of Common Stock held by the Corporation as treasury stock) otherwise entitled to such fraction will receive a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by the Secretary of the Corporation on July 10, 2015.

MAGELLAN PETROLEUM CORPORATION

By: /s/ Antoine J. Lafargue
Name: Antoine J. Lafargue
Title: Senior Vice President - Chief Financial Officer,
Treasurer, and Corporate Secretary